Exhibit 99.1

       Antigenics Reports First Quarter 2007 Financial Results

    NEW YORK--(BUSINESS WIRE)--May 8, 2007--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended March 31, 2007. The company incurred a net loss attributable to common stockholders of $8.9 million, or $0.19 per share, basic and diluted, for the first quarter of 2007, compared with a net loss attributable to common stockholders in the first quarter of 2006 of $15.4 million, or $0.34 per share, basic and diluted. The decreased loss reflects, among other things, the company's efforts to maintain a low rate of cash burn and an increase in revenues associated with milestone and manufacturing payments from its QS-21 licensees. Revenues for the quarter ended March 31, 2007 increased to $2.4 million, from $60,000 for the first quarter of 2006. Antigenics incurred research and development costs of $6.0 million for the quarter ended March 31, 2007, compared with $8.5 million for the quarter ended March 31, 2006. General and administrative expenses decreased to $4.3 million in the quarter ended March 31, 2007, from $5.9 million in the comparable period last year. Cash, cash equivalents and short-term investments amounted to $32.3 million as of March 31, 2007.

    "We are rapidly approaching a new era of medicine driven by a new generation of vaccines, and we are particularly excited about our exposure to these products through our multiple technology platforms," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Our portfolio of in-house therapeutic vaccines, including Oncophage for kidney and brain cancers, and widely out-licensed QS-21 vaccine adjuvant puts Antigenics in a strong position to participate in this fast-growing area of the pharmaceuticals market."

    Corporate Update

    -- Updated results from Antigenics' Phase 3 study of Oncophage(R) (vitespen) cancer vaccine in nonmetastatic renal cell carcinoma (RCC, the most common type of kidney cancer) will be presented by the lead US investigator at the American
        Urological Association's annual meeting in late May.

    -- In mid-April, data from the investigator-sponsored Phase 1/2 trial of Oncophage in recurrent glioma was presented at the American Association of Neurological Surgeons annual meeting. The data showed that vaccination with Oncophage resulted in a significant tumor-specific immune response in all 12 treated patients (P less than .001). Seven of eight patients evaluable for survival exceeded the historical benchmark of 6.5 months survival from time of recurrence. Based on these results and substantial interest from investigators, enrollment in this trial is being expanded.

    -- In a presentation at a cancer vaccine workshop jointly sponsored by the US Food and Drug Administration and the National Cancer Institute, Antigenics' vaccine adjuvant QS-21(TM) was highlighted by one of the company's major licensees as key to generating a powerful immune response.

    -- There are approximately 20 vaccines utilizing QS-21 in development by Antigenics' corporate licensees, including GlaxoSmithKline, Elan and Acambis. QS-21 is a critical component in the development of a new generation of vaccines for a broad range of infectious diseases, cancers and degenerative disorders. With several products in late-stage development, the first QS-21-containing vaccine could reach the market as early as 2009.

    -- In mid-March, Brian Corvese was appointed to Antigenics' board of directors, which followed the appointments of Peter
        Thornton and Timothy R. Wright in December 2006. These additions supplement the financial, commercial and corporate development expertise of the board.

    Conference Call Information

    Antigenics executives and Andrew T. Parsa, MD, PhD, lead investigator for the Phase 1/2 study of Oncophage in recurrent glioma, will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or 706.679.7741 (international); the access code is 5354696. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on May 22, 2007. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 5354696. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the company's ongoing analysis of the Oncophage
Part 1 kidney cancer trial data; future data collection efforts and the planned release of such data; the future development of Oncophage; the future development of cancer vaccines and the regulatory landscape; development and commercialization activities of collaborative partners with QS-21; and the expertise of the company's board of directors. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the risk of unfavorable data resulting from the analysis of the company's trial data; retention of key employees; clinical trial enrollment; decisions by collaborative partners; decisions by regulatory agencies; timing and results of clinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-K as filed with the Securities and Exchange Commission on March 16, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.



         Summary Condensed Consolidated Financial Information


         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                                                   Three months ended
                                                        March 31,
                                                    2007       2006
                                                   --------  ---------

Revenue                                           $  2,353  $      60

Operating expenses:
  Research and development                           5,962      8,510
  General and administrative                         4,335      5,875
  Restructuring costs                                    -        729

                                                  --------- ----------
Operating loss                                      (7,944)   (15,054)

Other expense, net                                    (752)      (180)

                                                  --------- ----------
Net loss                                            (8,696)   (15,234)

Dividends on Series A convertible preferred stock     (198)      (198)

                                                  --------- ----------
Net loss attributable to common stockholders      $ (8,894) $ (15,432)
                                                  ========= ==========

Per common share data, basic and diluted:
    Net loss attributable to common
     stockholders                                 $  (0.19) $   (0.34)
                                                  ========= ==========
Weighted average number of
  common shares outstanding, basic and diluted      45,962     45,702
                                                  ========= ==========




              Condensed Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                             March 31,    December 31,
                                                2007          2006
                                             ----------   ------------

Cash, cash equivalents and short-term
 investments                                 $  32,274    $    40,095
Total assets                                    62,967         72,952
Total stockholders' deficit                    (25,191)       (17,393)

    CONTACT: Antigenics Inc.
             Investor Relations
             Robert Anstey, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com